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                                                                     EXHIBIT 2.4

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                              INDEPENDENT THINKING

August 12, 2003

APF Energy Trust
2100, 144 - 4th Avenue SW
Calgary, AB T2P 3N4

Attention: Martin Hislop
           Chief Executive Officer

Dear Sir:

RE: SOLICITING DEALER MANAGER ENGAGEMENT FOR APF'S BID FOR CANSCOT RESOURCES
LTD.

We understand that APF Energy Trust (the "Trust") may wish to retain Canaccord Capital Corporation ("Canaccord") as soliciting dealer manager ("Manager") to assist the Trust with the successful completion of its announced acquisition of CanScot Resources Ltd. ("CanScot"). We further understand that the Trust and CanScot recently entered into an acquisition agreement in which the Trust will acquire all of the issued and outstanding shares of CanScot (the "Transaction") with terms and details as follows:

         - Consideration, at the election of each CanScot shareholder, of either $2.60 in cash per CanScot share or 0.226 of a trust unit of the Trust for each CanScot share, or any combination thereof;

         - CanScot's board of directors has approved the Transaction and resolved unanimously (with the exception of Donald Engle, who abstained) to recommend to its shareholders that they accept the APF offer;

         - The officers and directors of CanScot, and their associated entities, have agreed to execute lock-up agreements representing at least 23% of the fully diluted outstanding shares of CanScot under which they will agree to deposit and not withdraw their shares under the offer, except in specified circumstances;

         - The board of directors of CanScot has agreed not to solicit or initiate discussions or negotiations with any third party for any business combination involving CanScot; and

         - Closing is subject to the tendering of at least 90% of the outstanding shares of CanScot.

As Manager, Canaccord will form a soliciting dealer group (the "Soliciting Dealer Group") for the purpose of soliciting CanScot share tenders with respect to the Transaction. In effect, we will co-ordinate the effort through our own retail network and the retail networks of other investment dealers i) to contact CanScot shareholders to ensure they are aware of the Transaction; and ii) to solicit their support for the Transaction by way of tendering their shares. In addition, Canaccord will use its reasonable best efforts to contact all of CanScot's institutional shareholders, if any, to solicit their

                         CANACCORD CAPITAL CORPORATION
   SUITE 400, 409 EIGHTH AVENUE SW, CALGARY, ALBERTA. CANADA T2P 1E3 TEL: 403
                           508-3800 FAX: 403 508-3866
        MEMBER OF ALL CANADIAN STOCK EXCHANGE AND THE INVESTMENT DEALERS
                             ASSOCIATION OF CANADA
          CALGARY VANCOUVER TORONTO - WEBSITE http://www.canaccord.com

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                              INDEPENDENT THINKING

support for the Transaction. We understand that the CanScot shareholder list will be made available by CanScot management to facilitate our role as Manager.

Our proposed solicitation fee schedule is set out as follows:

         - A Solicitation Fee of $0.025 per share for each CanScot share tendered in favour of the transaction;

         - Solicitation Fee subject to a minimum of $75 and a maximum of $1,500 with respect to each beneficial owner of CanScot shares;

         - The minimum solicitation fee would only be payable for letters of transmittal representing 1,000 or more CanScot shares per beneficial owner.

In addition to paying these solicitation fees to members of the Soliciting Dealer Group, the Trust shall pay to Canaccord a soliciting dealer manager fee in the amount of $50,000 plus GST for managing the solicitation process. In addition, Canaccord shall be entitled to receive the solicitation fees with respect to those CanScot shares that are tendered and for which there is no specified soliciting dealer, except for those CanScot shares tendered pursuant to Lock-Up Agreements.

In addition to the above fees, the Trust shall pay to Canaccord up to a maximum of $5,000 for reasonable out-of-pocket expenses incurred by Canaccord in connection with the Transaction. The aforementioned fees and out-of-pocket expenses payable by the Trust pursuant to Canaccord's engagement as Manager shall be paid whether or not the Trust is successful in completing the Transaction.

The Trust shall indemnify and hold harmless Canaccord and other Indemnified Persons (as defined in Schedule A hereto) on the terms and in the manner set forth in Schedule A hereto and shall otherwise comply with the obligations of the Trust set forth in Schedule A.

If you are in agreement with our proposed terms, please sign and return one copy of this letter to us at your earliest convenience.

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                              INDEPENDENT THINKING

We look forward to working with you on the Transaction and on future corporate development and capital market initiatives.

Sincerely,

(Signed) "Karl B. Staddon"
Senior Vice President & Director

Agreed to on this 13th day of August, 2003.

Signature: (Signed) "Alan MacDonald"

Name: Alan MacDonald

Title: Vice President, Finance

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         SCHEDULE A

                                    INDEMNITY

In connection with the Engagement to which this Schedule A is attached, APF Energy Trust (the "TRUST") agrees to indemnify and hold harmless Canaccord Capital Corporation ("Canaccord"), each of its subsidiaries and each of their respective directors, officers, employees, partners, agents, each other person, if any, controlling Canaccord or any of its subsidiaries and each shareholder of Canaccord (collectively, the "INDEMNIFIED PARTIES" and individually, an "INDEMNIFIED PARTY"), from and against any and all losses, expenses, claims (including shareholder actions, derivative or otherwise), actions, damages and liabilities, joint or several, including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party or in enforcing this indemnity (collectively the "CLAIMS") to which any Indemnified Party may become subject or otherwise involved in any capacity insofar as the Claims relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the Engagement or the entering into of the Engagement. The Trust also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Trust or any person asserting claims on behalf of or in right of the Trust for or in connection with the Engagement except to the extent any losses, expenses, claims, actions, damages or liabilities incurred by the Trust are determined by a court of competent jurisdiction in a final judgment that has become non-appealable to have resulted from the negligence or wilful misconduct of such Indemnified Party. The Trust will not, without Canaccord's prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, suit, proceeding, investigation or claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Party from any liabilities arising out of such action, suit proceeding, investigation or claim.

Promptly after receiving notice of an action, suit, proceeding or claim against Canaccord or any other Indemnified Party or receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which Indemnification may be sought from the Trust, Canaccord or any such other Indemnified Party will notify the Trust in writing of the particulars thereof, provided that the omission so to notify the Trust shall not relieve the Trust of any liability which the Trust may have to Canaccord or any other Indemnified Party except and only to the extent that any such delay in or failure to give notice as herein required prejudices the defence of such action, suit, proceeding, claim or investigation or results in any material increase in the liability which the Trust has under this indemnity.

The foregoing indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that such losses, expenses, claims, actions, damages or liabilities to which the Indemnified Party may be subject were primarily caused by the negligence or wilful misconduct of the Indemnified Party.

If for any reason the foregoing indemnity is unavailable (other than in accordance with the terms hereof) to Canaccord or any other Indemnified Party or insufficient to hold Canaccord or any other Indemnified Party harmless, the Trust shall contribute to the amount paid or payable by Canaccord or the other Indemnified

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Party as a result of such Claim in such proportion as is appropriate to reflect not only the relative benefits received by the Trust on the one hand and Canaccord or any other Indemnified Party on the other hand, but also the relative fault of the Trust, Canaccord or any other Indemnified Party as well as any relevant equitable considerations; provided that the Trust shall in any event contribute to the amount paid or payable by Canaccord or any other Indemnified Party as a result of such Claim any excess of such amount over the amount of the fees received by Canaccord under the Engagement.

The Trust also agrees to reimburse Canaccord for the time spent by its personnel in connection with any Claim at their normal per diem rates. Canaccord may retain counsel to separately represent it in the defence of a Claim, which shall be at the Trust's expense if (i) the Trust does not promptly assume the defence of the Claim; (ii) the Trust agrees to separate representation, or (iii) Canaccord is advised by counsel that there is an actual or potential conflict in the Trust's and Canaccord's respective interests or additional defences are available to Canaccord, which makes representation by the same counsel inappropriate.

The obligations of the Trust hereunder are in addition to any liabilities that the Trust may otherwise have to Canaccord or any other Indemnified Party.

The Trust hereby constitutes Canaccord as trustee for each of the other Indemnified Parties of the Trust's covenants contained in this Schedule A with respect to such persons and Canaccord agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

This indemnification shall apply to the Engagement, any additional agreement relating to the Engagement as may be agreed to by the Trust and any modification of the Engagement or such additional agreement and shall remain in full force and effect following the completion or termination of the Engagement or any such additional agreement.

Dated this 13th day of August, 2003.

(Signed) "Alan MacDonald"
Title: Vice President, Finance